Exhibit 10.1

FOURTH AMENDMENT TO THE COLLABORATIVE DEVELOPMENT AND LICENSE

AGREEMENT

This FOURTH AMENDMENT TO THE COLLABORATIVE DEVELOPMENT AND LICENSE AGREEMENT (this “Fourth Amendment”) is entered into as of March 3, 2015, by and between Enanta Pharmaceuticals, Inc., with principal offices at 500 Arsenal Street, Watertown, Massachusetts 02472 (“Enanta”), and AbbVie Inc., having a place of business at 1 North Waukegan Road, North Chicago, Illinois 60064 (“AbbVie”). AbbVie and Enanta are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Enanta and AbbVie’s predecessor, Abbott Laboratories (“Abbott”), entered into the Collaborative Development and License Agreement (the “Original Agreement”), dated November 27, 2006, for the purpose of identifying, developing and commercializing Enanta’s proprietary HCV NS3 or NS3/4A protease inhibitors and/or certain of Abbott’s proprietary protease inhibitors as more fully described within the Original Agreement;

WHEREAS, Enanta and Abbott entered into a First Amendment to the Original Agreement, dated January 27, 2009, and a Second Amendment to the Original Agreement, dated December 9, 2009, and Enanta and AbbVie entered into a Third Amendment to the Original Agreement as of October 20, 2014 (such amendments, together with the Original Agreement, being collectively the “Agreement”); and

WHEREAS, the Parties wish to amend the method for determining the foreign exchange conversion rate for purposes of computing Net Sales and calculating the quarterly Royalty Payment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Any capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement;

2. The penultimate clause of the definition of “Foreign Currency Exchange” in Section 6.5.7 of the Agreement, which defines a factor “B” in the formula for computing Net Sales for Products sold in any currency other than the United States Dollar and calculating the quarterly Royalty Payment, is amended and restated in its entirety as follows:

“B = foreign exchange conversion rate, expressed in local currency of the foreign country per United States Dollar (using, as the applicable foreign exchange rate, the source rate as published by Bloomberg, or if Bloomberg is not available, then another similar third party source, and applying such foreign exchange rate in a manner consistent with AbbVie’s then standard foreign currency conversion methodology used in it business generally and consistent with GAAP); and”

3. At the end of Section 6.5.7 of the Agreement, the following sentence is added;

“AbbVie agrees to provide Enanta reasonable notice, and a reasonable explanation, of any change in AbbVie is standard foreign currency conversion methodology used in its business generally and consistent with GAAP.”

4. Enanta and Abbott agree that this Fourth Amendment shall be annexed to and made part of the Original Agreement. Any conflicts arising between this Fourth Amendment and the Agreement shall be resolved in favor of the provisions in this Fourth Amendment, including any terms and/or definitions modified and/or made obsolete by this Fourth Amendment. Except as herein provided, all of the terms and conditions in the Agreement remain unchanged and are hereby reaffirmed.

5. This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, AbbVie and Enanta have each caused this Fourth Amendment to be executed by a duly authorized representative as of the day and year first above written.

ABBVIE INC.		ENANTA PHARMACEUTICALS, INC.

By:	/s/ William J. Chase	By:	/s/ Paul J. Mellett

Name:	William J. Chase	Name:	Paul J. Mellett

Title:	Executive Vice President, Chief Financial Officer	Title:	Chief Financial Officer